ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE April 19, 2024

ACME UNITED REPORTS 39% INCREASE IN EARNINGS PER SHARE FOR FIRST QUARTER OF 2024

SHELTON, CT – April 19, 2024 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2024 were $45.0 million compared to $45.8 million for the quarter ended March 31, 2023, a decrease of 2%. Excluding the impact of the Camillus and Cuda hunting and fishing product lines sold on November 1, 2023, sales for the first quarter of 2024 increased 1% compared to the first quarter of 2023.

Net income was $1.6 million, or $0.39 per diluted share, for the quarter ended March 31, 2024, compared to $1.0 million, or $0.28 per diluted share, for the comparable period last year, an increase of 65% in net income and 39% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “Acme United had very strong earnings in the first quarter due to productivity improvements in manufacturing and distribution. We also experienced reduced inbound shipping costs and lowered our selling and general expenses.”

Mr. Johnsen added, “Although the sale of our Cuda and Camillus lines in November reduced revenues, we are generating new revenues under initiatives in our principal business lines. These initiatives include additional distribution of first aid kits and components in the hardware and drug store markets, new craft and cutting tool planograms in the mass market, additional sales of spill clean-up products to large mass market retailers, and new sharpening tools for the kitchen.”

Mr. Johnsen added, “We intend to continue and expand these initiatives and I am excited about the sales growth that we anticipate in the coming quarters.”

For the first quarter of 2024, net sales in the U.S. segment declined 2% compared to the same period in 2023. Excluding Camillus and Cuda, sales for the first quarter of 2024 increased 1% compared to the first quarter of 2023.

European net sales for the first quarter of 2024 increased 5% in U.S. dollars and 4% in local currency compared to the first quarter of 2023. Excluding Camillus and Cuda, sales for the first quarter of 2024 increased 7% in local currency compared to the first quarter of 2023.

Net sales in Canada for the first quarter of 2024 decreased 7% in U.S. dollars and 6% in local currency compared to the same period in 2023. Excluding Camillus and Cuda, sales for the first quarter of 2024 increased 1% in local currency compared to the first quarter of 2023.

Gross margin was 38.7% in the first quarter of 2024 versus 35.5% in the comparable period last year. The increase was primarily due to the continuing impact of productivity improvements implemented late in 2022.

The Company’s bank debt less cash on March 31, 2024 was $31.5 million compared to $48.4 million on March 31, 2023. During the twelve-month period ended March 31, 2024, the Company paid $2.1 million in dividends on its common stock and generated approximately $5.4 million in free cash flow. Additionally, the net proceeds from the sale of the Camillus and Cuda product lines amounted to approximately $13.0 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, April 19, 2024, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13745527. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) the continuing adverse impact of inflation, including product costs, and interest rates; (iv) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (v) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, port closures or otherwise; (vi) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (vii)

currency fluctuations including, for example, the fluctuation of the dollar against the euro; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (ix) changes in client needs and consumer spending habits; (x) the impact of competition; (xi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2024
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2024	March 31, 2023
Net sales	$44,956	$45,838
Cost of goods sold	27,560	29,557
Gross profit	17,396	16,281
Selling, general and administrative expenses	14,838	14,093
Operating income	2,558	2,188
Interest expense	476	919
Interest income	(33)	(17)
Net interest expense	443	902
Other income, net	(44)	(23)
Income before income tax expense	2,159	1,309
Income tax expense	523	319
Net income	$1,636	$990

Shares outstanding - basic	3,650	3,541
Shares outstanding - diluted	4,213	3,541

Earnings per share - basic	$0.45	$0.28
Earnings per share - diluted	0.39	0.28

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2024
(Unaudited)

Amounts in $000's

	March 31, 2024	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$2,443	$2,764
Accounts receivable, net	32,966	32,972
Inventories	56,887	58,488
Prepaid expenses and other current assets	6,110	4,960
Total current assets	98,406	99,184

Property, plant and equipment, net	28,860	26,397
Operating lease right of use asset	5,530	2,675
Intangible assets, less accumulated amortization	18,396	20,273
Goodwill	8,189	8,189
Other assets	-	750
Total assets	$159,381	$157,468

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,907	$10,597
Operating lease liability - short term	1,599	1,216
Mortgage payable - short term	424	405
Other current liabilities	11,931	11,815
Total current liabilities	21,861	24,033

Long-term debt	23,294	40,135
Mortgage payable - long term	10,179	10,597
Operating lease liability - long term	4,041	1,628
Other non-current liabilities	914	959
Total liabilities	60,289	74,352
Total stockholders' equity	99,092	80,116
Total liabilities and stockholders' equity	$159,381	$157,468